Execution Version

Committed Facility Agreement

BNP PARIBAS PRIME BROKERAGE, INC. (“BNPP PB, Inc.”) and the counterparty specified on the signature page (“Customer”), hereby enter into this Committed Facility Agreement (this “Agreement”), dated as of the date specified on the signature page.

Whereas BNPP PB, Inc. and Customer have entered into the U.S. PB Agreement, dated as of the date hereof (the “U.S. PB Agreement”) (the U.S. PB Agreement and this Agreement, collectively, the “40 Act Financing Agreements”).

Whereas this Agreement supplements and forms part of the other 40 Act Financing Agreements and sets out the terms of the commitment of BNPP PB, Inc. to provide financing to Customer under the 40 Act Financing Agreements.

Now, therefore, in consideration of the foregoing promises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1.	Definitions -

(a)

Capitalized terms not defined in this Agreement have the respective meanings assigned to them in the U.S. PB Agreement. The 40 Act Financing Agreements are included in the term “Contract,” as defined in the U.S. PB Agreement.

(b)	“Account Agreement” means the Account Agreement attached as Exhibit A to the U.S. PB Agreement.

(c)	“Borrowing” means a draw of cash financing by Customer from BNPP PB, Inc. pursuant to Section 2 of this Agreement.

(d)	“Closing Date” means .

(e)	“Collateral Requirements” means the collateral requirements set forth in Section 1 of Appendix A attached hereto.

(f)	“Custodian” means The Bank of New York Mellon.

(g)	“Eligible Securities” shall have the meaning ascribed to such term in Appendix A attached hereto.

(h)

“Maximum Commitment Financing” means $240,000,000 USD; provided, however, that (i) Customer and BNPP PB, Inc. may increase the Maximum Commitment Financing from time to time if Customer makes a written request to BNPP PB, Inc. and BNPP PB, Inc. agrees, in its sole discretion, to such increase, (ii) Customer may reduce the Maximum Commitment Financing upon 180 calendar days” prior written notice or (iii) in the event that drawing on the full Maximum Commitment Financing amount would result in a violation of the applicable asset coverage requirement of Section 18 of the 1940 Act, Customer may reduce the Maximum Commitment Financing upon 30 calendar days” prior written notice to the highest possible amount that, if fully drawn, would be in compliance with such asset coverage requirement.

(i)	“Net Asset Value” means, with respect to Customer, the aggregate net asset value of the common stock issued by Customer calculated in accordance with U.S. generally accepted accounting principles.

(j)	“Net Asset Value Floor” means, with respect to Customer, an amount equal to 50% of the Net Asset Value of Customer as of the date of execution hereof, (the “Execution

Date NAV Floor”); provided, however, that following the date hereof, the Net Asset Value Floor shall be the greater of (i) the Execution Date NAV Floor or (ii) 50% of the Net Asset Value of Customer, calculated based on the Customer”s Net Asset Value as of its most recent fiscal year end subsequent to the date hereof.

(k)

“Outstanding Debit Financing” means the aggregate net cash balance (excluding current short sale proceeds) held under the 40 Act Financing Agreements if such net cash balance is a debit, or zero if such aggregate net cash balance is a credit. For the purposes of calculating such aggregate net cash balance, if Customer holds credit or debit cash balances in non-USD currencies, BNPP PB, Inc. will convert each of these balances into USD at prevailing market rates to determine Customer”s aggregate net cash balance.

(l)

“Portfolio Gross Market Value” means the Gross Market Value (as defined in Appendix A attached hereto) of all of Customer”s Positions (as defined in Appendix A attached hereto) that are Eligible Securities (as defined in Appendix A attached hereto).

(m)	“Renewal Due Date” means as defined in Appendix B attached hereto.

(n)	“1940 Act” means the Investment Company Act of 1940, as amended.

2.	Borrowings -

Subject to Section 7, BNPP PB, Inc. shall make available cash financing under the 40 Act Financing Agreements in an amount up to the relevant Maximum Commitment Financing. Such cash financing shall be made available in immediately available funds. Within the limits of the Maximum Commitment Financing, Customer may borrow under this Section 2, prepay pursuant to Section 4 and reborrow under this Section 2 without penalty.

On the Closing Date, BNPP PB, Inc. shall make funds available to Customer in an amount up to the Maximum Commitment Financing. Each subsequent Borrowing shall be made on written notice, given by Customer to BNPP PB, Inc. not later than 11:00 A.M. (New York City time) on the Business Day immediately preceding the date of the proposed Borrowing by Customer. BNPP PB, Inc. shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available to Customer the amount of such Borrowing payable to the account designated by the Customer in such notice of borrowing.

3.	Repayment -

(a)

Upon the occurrence of a Facility Termination Event or the date specified in the Facility Modification Notice pursuant to Section 6 (and Section 13(a), if applicable), all Borrowings (including all accrued and unpaid interest thereon and all other amounts owing or payable hereunder) may be recalled by BNPP PB, Inc. in accordance with Section 1 of the U.S. PB Agreement.

(b)	Upon the occurrence of a Default, the BNPP Entities shall have the right to take Default Action.

4.	Prepayments -

Customer may, upon at least one Business Day’s notice to BNPP PB, Inc. stating the proposed date and aggregate principal amount of the prepayment, prepay all or any portion of the outstanding principal amount of the Borrowings outstanding, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided that Customer will still be obligated to pay the commitment fee as set forth in Appendix B in respect of any undrawn Maximum Commitment Financing.

5.	Interest -

Customer shall pay interest on the outstanding principal amount of each Borrowing from the date of such Borrowing until such principal amount has been paid in full, at the rates specified in Appendix B attached hereto. Such interest shall be payable monthly, and if not paid when due, any unpaid interest shall be capitalized on the principal balance.

6.	Scope of Committed Facility -

BNPP PB, Inc. may not take any of the following actions except upon at least 180 calendar days” prior notice (the “Facility Modification Notice”):

(a)	modify the Collateral Requirements;

(b)	recall or cause repayment of any cash loan under the 40 Act Financing Agreements;

(c)	modify the interest rate spread on cash loans under the 40 Act Financing Agreements, as set forth in Appendix B attached hereto;

(d)

modify the fees, charges or expenses other than those described in clause (c) above, as set forth in Appendix B attached hereto (the “Fees”); provided that BNPP PB, Inc. may modify any Fees immediately if (i) the amount of such Fees charged to BNPP PB, Inc. have been increased by the provider of the relevant services or (ii) consistent with increases generally to customers; or

(e)	terminate any of the 40 Act Financing Agreements.

7.	Conditions for Committed Facility -

BNPP PB, Inc.”s commitment to provide cash loans in the form of Borrowings as set forth in Section 2 only applies so long as –

(a)

both before and after giving effect to any Borrowing, the Portfolio Gross Market Value (as defined in Appendix A) equals or exceeds an amount equal to the sum of (i) the aggregate outstanding principal amount of all Borrowing at such time and (ii) the aggregate Collateral Requirements at that time calculated pursuant to Appendix A; and

(b)	no Default or Facility Termination Event has occurred.

8.	Arrangement, Commitment and Renewal Fees -

(a)	Customer shall pay an arrangement fee as set forth in Appendix B.

(b)	Customer shall pay a commitment fee as set forth in Appendix B.

(c)	Customer shall pay a renewal fee as set forth in Appendix B.

9.	Substitution -

(a)

After BNPP PB, Inc. sends a Facility Modification Notice, Customer may not substitute any collateral; provided that Customer may purchase and sell portfolio securities in the ordinary course of business consistent with its investment restrictions; provided further that BNPP PB, Inc. may permit substitutions upon request, which permission shall not be unreasonably withheld; provided further that for substitutions of rehypothecated collateral, such collateral shall be returned by BNPP PB, Inc. for substitution within a commercially reasonable period (in any event no sooner than the standard settlement period applicable to such collateral).

(b)

Prior to BNPP PB, Inc. sending a Facility Modification Notice, Customer may substitute collateral; provided that for substitutions of rehypothecated collateral, such collateral shall be returned by BNPP PB, Inc. for substitution within a reasonable period (in any event no sooner than the standard settlement period applicable to such collateral).

10.	Collateral Delivery -

If notice of a Collateral Requirement is sent to Customer (if such notice is by telephone and Customer does not answer, then BNPP PB, Inc. shall send notice by electronic mail to the address specified by Customer): (a) on or before 10:00 a.m. on any Business Day, then Customer shall deliver all required Collateral no later than the close of business on such Business Day, and (b) after 10:00 a.m. (New York City time) on any Business Day, then Customer shall deliver all required Collateral no later than the close of business on the immediately succeeding Business Day.

11.	Representations and Warranties -

Customer hereby makes all the representations and warranties set forth in Section 5 of the Account Agreement, which are deemed to refer to this Agreement.

12.	Financial Information -

Customer shall provide BNPP PB, Inc. with copies of –

(a)

the most recent annual report of Customer containing financial statements certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles in the United States, as soon as available and in any event within 120 calendar days after the end of each fiscal year of Customer;

(b)

the most recent monthly financial statement of Customer, including performance returns and net asset value of Customer, as soon as available and in any event within 30 calendar days after the end of each month; and

(c)	the estimated net asset value statement of Customer as of any Business Day, upon request by BNPP PB, Inc.

13.	Termination -

(a)

Upon the occurrence of a Facility Termination Event, this Agreement automatically terminates; provided, however, that if there occurs a Facility Termination Event under Sections 13(d)(ii)(A) or 13(d)(iii), this Agreement shall not automatically terminate, but instead the notice period with respect to a Facility Modification Notice referred to in Section 6 shall be reduced from 180 calendar days to 30 calendar days, notwithstanding any other provision herein.

(b)	Upon the occurrence of a Default, the BNPP Entities may terminate any of the 40 Act Financing Agreements and take Default Action.

(c)	Each of the following events constitutes a “Default”:

i.	Customer fails to meet the Collateral Requirements within the time periods set forth in Section 10 and such failure has not been remedied within one Business Day;

ii.

Customer fails to deliver the financial information within the time periods set forth in Section 12 and such failure, in respect of Sections 12(a) and (b), has not been remedied within five Business Days and, in respect of Section 12(c), has not been remedied within one Business Day;

iii.	the Net Asset Value of Customer declines below the Net Asset Value Floor;

iv.	any representation or warranty made or deemed made by Customer to BNPP PB, Inc. under any 40 Act Financing Agreements (including under Section 11) proves false or misleading when made or deemed made;

v.	Customer fails to comply with or perform any agreement or obligation under this Agreement or the other 40 Act Financing Agreements (other than those covered by Section 13(c)(i) or (ii));

vi.

Customer becomes bankrupt, insolvent, or subject to any bankruptcy, reorganization, insolvency or similar proceeding or all or substantially all its assets become subject to a suit, levy, enforcement, or other legal process where a secured party maintains possession of such assets, has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger), seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets, has a secured party take possession of all or substantially all its assets, or takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

vii.

the occurrence of a repudiation, material breach or the occurrence of a default, termination event or similar condition (howsoever characterized, which, for the avoidance of doubt, includes the occurrence of an Additional Termination Event under an ISDA Master Agreement) by Customer under any contract with a BNPP Entity or affiliate of a BNPP Entity that causes the indebtedness thereunder to be accelerated and become due, or permits the holder thereof to cause such indebtedness to be accelerated and become due under any contract with a BNPP Entity or affiliate of a BNPP Entity.

(d)	Each of the following events constitutes a “Facility Termination Event”:

i.

the occurrence of a repudiation, material breach, or the occurrence of a default, termination event or similar condition (howsoever characterized, which, for the avoidance of doubt, includes the occurrence of an Additional Termination Event under an ISDA Master Agreement) by Customer under any contract that causes the indebtedness thereunder to be accelerated and become due, or permits the holder thereof to cause such indebtedness to be accelerated and become due under any contract with a third party entity (that is not a BNPP Entity or affiliate of a BNPP Entity), where the aggregate principal amount of any such contract (which, for the avoidance of doubt, includes any obligations with respect to borrowed money or other assets in connection with such contract) is not less than $10,000,000;

ii.

there occurs any change in BNPP PB, Inc.”s interpretation of any Applicable Law based on the opinion of nationally recognized counsel or the adoption of or any changes in the same that, in the reasonable opinion of counsel to BNPP PB, Inc., has the effect with regard to BNPP PB, Inc. of (A) impeding or (B) prohibiting the arrangements under the 40 Act Financing Agreements (including, but not limited to, imposing or adversely modifying or affecting the amount of regulatory capital to be maintained by BNPP PB, Inc.);

iii.

(A) the Net Asset Value of Customer as of the close of business on the last Business Day of any calendar month declines by thirty percent (30%) or more from the Net Asset Value of Customer as of the close of business on the last Business Day of the immediately preceding calendar month, (B) the Net Asset Value of Customer as of the close of business on the last Business Day of any calendar month declines by forty percent (40%) or more from the Net Asset Value of Customer as of the close of business on the last Business Day of the calendar month three months prior, or (C) the Net Asset Value of Customer as of the close of business on the last Business Day of any calendar month declines by fifty percent (50%) or more from the Net Asset Value of Customer as of the close of business on the last Business Day of the calendar month twelve months prior (for purposes of (A), (B) and (C) above, any decline in Net Asset Value shall not take into account any positive or negative change caused by capital transfers, such as redemptions, withdrawals, subscriptions, contributions, dividends or investments, howsoever characterized, nor any amounts set forth in redemption notices received by or on behalf of Customer);

iv.

the investment management agreement between Customer and its investment advisor (“Advisor”) is terminated or the Advisor otherwise ceases to act as investment advisor of Customer; provided, however, that such termination or cessation shall not constitute a Facility Termination Event if there is a replacement investment advisor appointed immediately who is acceptable to BNPP PB, Inc. in its sole discretion;

v.

the asset coverage for all borrowings constituting “senior securities” (as defined for purposes of Section 18 of the 1940 Act) of Customer falls below the minimum required by Section 18 of the 1940 Act or such other minimum percentage as may be approved by U.S. governmental authorities from time to time under applicable U.S. securities law (provided that, for purposes of this provision, such minimum percentage cannot be lower than 200%);

vi.

Customer fails to make any filing necessary to comply with the rules of any exchange in which its shares are listed and such failure continues for at least five Business Days, provided, however, that such additional five Business Day period shall not apply in respect of any filing failure which has a material adverse effect on Customer’s business;

vii.	Customer’s classification under the 1940 Act becomes something other than a “closed-end company” as defined under Section 5 of the 1940 Act;

viii.

without BNPP PB, Inc.’s written consent, Customer enters into any additional indebtedness with a party other than a BNPP Entity or its affiliates beyond the financing provided hereunder through the 40 Act Financing Agreements, including without limitation any further borrowings constituting “senior securities” (as defined for purposes of Section 18 of the 1940 Act) or any promissory note or other evidence of indebtedness, whether with a bank or any other person; provided, however, that pledges by Customer of assets under a Credit Support Annex to an ISDA Master Agreement or in connection with listed call options transactions pursuant to Customer’s investment portfolio activities shall be permissible additional indebtedness;

ix.	Customer changes its fundamental investment policies without BNPP PB, Inc.’s consent; or

x.

Customer pledges to any other party, other than a BNPP Entity or its affiliates, any securities owned or held by Customer over which Custodian has a lien; provided, however, that pledges by Customer of assets under a Credit Support Annex to an ISDA Master Agreement or in connection with listed call options transactions pursuant to Customer’s investment portfolio activities shall be permissible.

(e)	Upon 180 calendar days’ prior written notice, Customer may terminate this Agreement.

14.	Notices -

Notices under this Agreement shall be provided pursuant to Section 12(a) of the Account Agreement.

15.	Renewal -

(a)	If Customer elects to renew this Agreement, it must pay the renewal fee as specified in Appendix B attached hereto.

(b)

If Customer does not pay the renewal fee as specified in Appendix B attached hereto on any Renewal Due Date, then (i) this Agreement will automatically terminate (without any further need for notice) 180 calendar days following such Renewal Due Date and (ii) Customer shall not be obligated to pay the renewal fee related to such Renewal Due Date. For the avoidance of doubt, nothing in this Section shall affect the ability of BNPP PB, Inc. to terminate this Agreement pursuant to a Facility Modification Notice, or otherwise as permitted hereunder, earlier than the automatic termination provided herein.

16.	Compliance with Applicable Law -

(a)	Notwithstanding any of the foregoing, if required by Applicable Law –

i.	the BNPP Entities may terminate any 40 Act Financing Agreement and any Contract;

ii.	BNPP PB, Inc. may recall or cause repayment of any outstanding loan under the 40 Act Financing Agreements;

iii.	BNPP PB, Inc. may modify the Collateral Requirements; and

iv.	the BNPP Entities may take Default Action.

(b)	This Agreement will not limit the ability of BNPP PB, Inc. to change the product provided under this Agreement and the 40 Act Financing Agreements as necessary to comply with Applicable Law.

17.	Miscellaneous -

(a)	In the event of a conflict between any provision of this Agreement and the other 40 Act Financing Agreements, this Agreement prevails.

(b)	This Agreement is governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws doctrine.

(c)

Section 16(c) of the Account Agreement is hereby incorporated by reference in its entirety and shall be deemed to be a part of this Agreement to the same extent as if such provision had been set forth in full herein.

(d)	This Agreement may be executed in counterparts, each of which will be deemed an original instrument and all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of November 9, 2010.

REAVES UTILITY INCOME FUND

By:	/s/ Lauren E. Johnson
Name: Lauren E. Johnson
Title: Treasurer

BNP PARIBAS PRIME BROKERAGE, INC.

By:	/s/ Jeffrey Lowe
Name: Jeffrey Lowe
Title: Managing Director

Execution Version

Appendix A – Collateral Requirements

THIS APPENDIX forms a part of the Committed Facility Agreement entered into between BNP Paribas Prime Brokerage, Inc. (“BNPP PB, Inc.”) and Reaves Utility Income Fund (“Customer”) (the “Committed Facility Agreement”).

1.	Collateral Requirements -

The Collateral Requirements in relation to all positions held in the accounts established pursuant to the 40 Act Financing Agreements (the “Positions”) shall be the greatest of:

(a) the aggregate product of (x) the Collateral Percentage applicable to such Positions and (y) the Current Market Value of such respective Positions;

(b) the sum of the collateral requirements of such Positions as per Regulation T of the Board of Governors of the Federal Reserve System, as amended from time to time;

(c) the sum of the collateral requirements of such Positions as per New York Stock Exchange Rule 431, as amended from time to time; or

(d) 50% of the Portfolio Gross Market Value.

2.	Eligible Securities -

(a)	Positions in the following eligible security types (“Eligible Securities”) are covered under the Committed Facility Agreement:

i.	USD denominated common stock traded on the following U.S. exchanges: the New York Stock Exchange, NASDAQ, NYSE Arca, and NYSE Amex Equities;

ii.	convertible and non-convertible preferred securities and corporate bonds denominated in USD; provided such securities are issued by an issuer incorporated in one of the following countries: USA, Canada, United Kingdom, France, Germany, Switzerland, Austria, Spain, Italy, The Netherlands, Finland, Belgium, Japan, Australia or Portugal;

iii.	non-USD common stock, provided such stock is (A) listed in the FTSE World Index, (B) traded on a major exchange in one of the following countries: Canada, United Kingdom, France, Germany, Switzerland, Austria, Spain, Italy, The Netherlands, Finland, Belgium, Japan, Australia, or Portugal and (C) denominated in one of the following currencies: CAD, GBP, EUR, CHF, JPY, AUD or SEK; and

iv.	U.S. Government Securities.

(b)	Notwithstanding the foregoing, the following will not be part of the collateral commitment and shall have no collateral value:

i.	any security type not covered above, as determined by BNPP PB, Inc. in its sole discretion;

ii.	any short security position;

iii.	any security offered through a private placement or any restricted securities;

1

iv.	any security (besides U.S. Government Securities) that is not maintained as a book-entry security on a major depository, such as The Depository Trust Company;

v.

any equity securities for which Customer (A) is an Affiliate of the issuer of the relevant equity securities or (B) beneficially owns more than 9% of either (I) the voting interests of the issuer or (II) any voting class of equity securities of the issuer (in each case, whether such positions are held in accounts established pursuant to the 40 Act Financing Agreements or otherwise);

vi.	any securities that are municipal securities, asset-backed securities, mortgage securities, or Structured Securities (notwithstanding the fact that such securities would otherwise be covered);

vii.

to the extent 30% of the Eligible Collateral’s Current Market Value consists of non-investment grade bonds and/or preferred securities (for the avoidance of doubt, unrated securities are considered to be non-investment grade), any non-investment grade bonds and preferred securities in excess of such 30%; or

viii.	to the extent 50% of the Eligible Collateral’s Current Market Value consists of securities denominated in any non-USD currency, any non-USD-denominated securities in excess of such 50%.

3.	Equity Securities Collateral Percentage -

The Collateral Percentage for a Position consisting of applicable Eligible Securities shall be:

i.

subject to paragraph ii below, the sum of (A) the Equity Core Collateral Rate and (B) the product of (I) the Equity Core Collateral Rate and (II) the sum of the Equity Concentration Factor, the Equity Liquidity Factor, and the Equity Volatility Factor, or

ii.

100% if (A) the product determined under paragraph i above is greater than 100%, (B) the market capitalization of the Issuer of the relevant Eligible Securities is less than USD $300,000,000, or (C) if Section 3(a), (b) or (c) so provides.

(a)	Equity Concentration Factor.

The “Equity Concentration Factor” shall be determined pursuant to the following table, provided that, notwithstanding any other provision of this Appendix, the Collateral Percentage shall be 100% with respect to the relevant Position to the extent that the Issuer Position Concentration is equal to or greater than 10% of the Portfolio Gross Market Value.

Issuer Position Concentration	Equity Concentration Factor
Equal to or greater than 5% and less than 10%	0.5

(b)	Equity Liquidity Factor.

The “Equity Liquidity Factor” shall be determined pursuant to the following table; provided that, notwithstanding any other provision of this Appendix, the Collateral Percentage shall be 100% with respect to the relevant Position if the Days of Trading Volume is equal to or greater than 10.

2

Days of Trading Volume	Equity Liquidity Factor
Less than 2	0
Equal to or greater than 2 and less than 5	1
Equal to or greater than 5 and less than 7	2
Equal to or greater than 7 and less than 10	3

(c)	Equity Volatility Factor.

The “Equity Volatility Factor” shall be determined pursuant to the following table, provided that, notwithstanding any other provision of this Appendix, the Collateral Percentage shall be 100% with respect to the relevant Position if the Equity Volatility is equal to or greater than 100%.

Equity Volatility	Equity Volatility Factor
Less than 20%	-0.15
Equal to or greater than 20% and less than 35%	0
Equal to or greater than 35% and less than 50%	0.5
Equal to or greater than 50% and less than 75%	1
Equal to or greater than 75% and less than 100%	2

4.	Debt Securities Collateral Percentage -

The Collateral Percentage for a Position consisting of (a) U.S. Government Securities shall be 6% and (b) all other applicable Debt Securities shall be the sum of (i) the Debt Core Collateral Rate and (ii) the product of (A) the Debt Core Collateral Rate and (B) the sum of the Debt Concentration Factor and the Debt Liquidity Adjustment; provided that the Collateral Percentage for any debt security which trades below 40% of its nominal value shall be 100%.

(a)	Debt Core Collateral Rate.

The “Debt Core Collateral Rate” shall be determined pursuant to the following table, based on the credit rating of the Issuer, using the lower of the S&P or Moody’s rating; provided that, if there is only one such rating, then the Debt Core Collateral Rate corresponding to such rating shall be used.

S&P’s Rating	Moody’s Rating	Debt Core Collateral Rate
AAA to A-	Aaa to A3	30%
BBB+ to BBB-	Baa1 to Baa3	40%
BB+ to B- / NR	Ba1 to B3 / NR	60%
CCC+ to CCC-	Caa1 to Caa3	100%
Below CCC- or defaulted	Below Caa3 or defaulted	100%

(b)	Debt Concentration Factor.

The “Debt Concentration Factor” shall be determined pursuant to the following table, provided that, notwithstanding any other provision of this Annex, the Collateral Percentage shall be 100% with respect to the relevant Position to the extent that the Issuer Position Concentration is equal to or greater than 10% of the Portfolio Gross Market Value.

3

Issuer Position Concentration	Debt Concentration Factor
Equal to or greater than 5% and less than 10%	0.5

(c)	Debt Liquidity Adjustment.

The “Debt Liquidity Adjustment” shall be determined pursuant to the following table; provided that, notwithstanding any other provision of this Annex, the Collateral Percentage shall be 100% with respect to the relevant Position if its Percentage of Issue Size is equal to or greater than 10%.

Percentage of Issue Size	Debt Liquidity Adjustment
Less than 10%	0

5.	Positions Outside the Scope of this Appendix -

For the avoidance of doubt, the Collateral Requirements set forth herein are limited to the types and sizes of securities specified herein. The Collateral Requirement for any Position or part of a Position not covered by the terms of this Appendix shall be determined by BNPP PB, Inc. in its sole discretion.

6.	One-off Collateral Requirements -

From time to time BNPP PB, Inc. may, at its sole discretion, agree to a different Collateral Requirement than the Collateral Requirement determined by this Appendix for a particular Position; provided that, for the avoidance of doubt, the commitment in Section 6(a) of the Committed Facility Agreement shall apply only with respect to the Collateral Requirements based upon the Collateral Percentage determined pursuant to Sections 3 and 4 hereof and BNPP PB, Inc. shall have the right at any time to increase the Collateral Requirement for such Position up to the Collateral Requirement that would be required as determined in accordance to Sections 3 and 4 hereof.

7.	Certain Definitions -

(a)	“Affiliate” means an affiliate as defined in Rule 144(a)(1) under the Securities Act of 1933.

(b)	“Bloomberg” means the Bloomberg Professional service.

(c)	“Collateral Percentage” means the percentage as determined by BNPP PB, Inc. according to this Appendix A.

(d)

“Current Market Value” means with respect to a Position, an amount equal to the product of (i) the number of the relevant security and (ii) the price per unit of the relevant security (determined by BNPP PB, Inc.).

(e)

“Days of Trading Volume” means with respect to an equity security, an amount equal to the quotient of (i) the number of shares of such security constituting the Position, as numerator and (ii) the 90-day average daily trading volume of such security as shown on Bloomberg (or, if the 90-day average daily trading volume of such security is unavailable, the 30-day average daily trading volume of such security, as determined by BNPP PB, Inc. in its sole discretion), as denominator.

(f)	“Debt Security” means convertible and non-convertible preferred securities and bonds and U.S. Government Securities.

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(g)	“Equity Core Collateral Rate” means 15%.

(h)

“Equity Volatility” means with respect to an equity security, the 90-day historical volatility of such security as determined by BNPP PB, Inc. in its sole discretion or, if the 90-day historical price volatility of such security is unavailable, the 30-day historical price volatility of such security as determined by BNPP PB, Inc. in its sole discretion.

(i)

“Gross Market Value” of one or more Positions means an amount equal to the sum of all Current Market Values of all such Positions, where, for the avoidance of doubt, the Current Market Value of each Position is expressed as a positive number whether or not such Position is held long.

(j)

“Issuer” means, with respect to a Debt Security or Equity Security, the ultimate parent company or similar term as used by Bloomberg; provided that, if the relevant security was issued by a company or a subsidiary of a company that has issued common stock, the Issuer shall be deemed to be the entity that has issued common stock; provided further that, with respect to any exchange-traded funds, the Issuer of such securities shall be the index to which the relevant securities relate, if any.

(k)	“Issue Size” means with respect to a Position in a Debt Security of an Issuer, the aggregate Current Market Value of all such Debt Security issued by the Issuer and still outstanding.

(l)

“Issuer Position Concentration” means with respect to a Position issued by an Issuer, an amount equal to the quotient of (i) the absolute value of the Current Market Value of all Positions (whether debt or equity) issued by the same Issuer and (ii) absolute value of the Gross Market Value of all of Customer’s Positions, expressed as a percentage.

(m)	“Moody’s” means Moody’s Investors Service, Inc.

(n)	“Percentage of Issue Size” means the quotient of (i) the Current Market Value of the Aggregate Positions in a specific issue and (ii) the Issue Size, expressed as a percentage.

(o)	“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

(p)

“Structured Securities” means any security (i) the payment to a holder of which is linked to a different security; provided that such different security is issued by a different issuer or (ii) structured in such a manner that the credit risk of acquiring the security is primarily related to an entity other than the issuer of the security itself.

(q)	“U.S. Government Securities” means any U.S. Treasury bills, notes, bonds and TIPS issued by the U.S. Treasury Department with a maturity of less than 30 years from the date of determination.

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Execution Version

Appendix B

Pricing

Reaves Utility Income Fund

Financing Rate

Customer Debit Rate

1M LIBOR + 110 bps

ISO Code

USD

Arrangement Fee

Customer shall pay an arrangement fee equal to the product of the Maximum Commitment Financing and 25 bps, to be paid on the Closing Date.

Commitment Fee

Customer shall pay a commitment fee equal to 100 bps on the amount of undrawn Maximum Commitment Financing, to be paid when the amount calculated under the Financing Rate above is due.

Renewal Fee

If the Customer elects to renew this Agreement, a renewal fee equal to the product of the Maximum Commitment Financing and 25 bps shall be due to BNPP PB, Inc. on each 540th calendar day following the date of this Agreement (each such 540th calendar day, a “Renewal Due Date”), and shall be payable to BNPP PB, Inc. on the related Renewal Due Date.